UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __)

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Filed by a Party other than the Registrant  ☐

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☐           Preliminary Proxy Statement
☐           Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐           Definitive Proxy Statement
☒           Definitive Additional Materials
☐           Soliciting Material under Rule 14a-12

KINETIC CONCEPTS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On October 11, 2011, Kinetic Concepts, Inc. (the “Company”) published the following press release announcing the recommendation of ISS, the leading independent proxy advisory firm, that the Company’s shareholders vote for the Company’s proposed merger with the consortium comprised of investment funds advised by Apax Partners and controlled affiliates of Canada Pension Plan Investment Board and the Public Sector Pension Investment Board.

Leading Independent Proxy Advisory Firm ISS Recommends KCI Shareholders
Vote ‘FOR’ Proposed Merger with Consortium Led by Apax Partners

Merger also receives all required regulatory approvals

SAN ANTONIO-- October 11, 2011 Kinetic Concepts, Inc. (NYSE:KCI - News) today announced that Institutional Shareholder Services (“ISS”) recommends that KCI shareholders vote FOR KCI’s proposed merger with the consortium comprised of investment funds advised by Apax Partners, together with controlled affiliates of Canada Pension Plan Investment Board and the Public Sector Pension Investment Board.  ISS is the leading independent proxy voting and corporate governance advisory firm, and its recommendations are relied upon by thousands of major institutional investment firms, mutual funds and other fiduciaries throughout the country.

In its October 6, 2011 report, ISS stated:

“The proposed acquisition of the company by a private equity consortium for $68.50 per share in cash represents a one-day and sixty-day premium of 16.5 percent and 24.7 percent, respectively, and will provide certainty of value for shareholders.”  The report further noted that KCI “conducted a 40-day post-signing go-shop process from which one additional bidder emerged; however, that bidder ultimately withdrew its offer.”*

With the backing of the consortium, a very seasoned group of investors, KCI can continue to develop, introduce and support the medical community with leading-edge innovation and differentiated products.  The company firmly believes that given the premium and certainty of value, this transaction is in the best interest of the shareholders.”

Pursuant to the merger agreement, KCI expects that the Apax consortium will acquire KCI for $68.50 per share in cash pending results of the shareholder vote to approve the proposed merger, regulatory approvals and the satisfaction of other customary closing conditions.

All Regulatory Approvals Received
On October 7, 2011, KCI and Apax received clearance relating to the proposed merger from the European Union Commission. The Company has now obtained all five regulatory approvals required under the merger agreement, including notice of early termination of the requisite waiting period under the Hart-Scott_Rodino Antitrust Improvements Act and clearance from the Committee on Foreign Investment in the United States.  The merger is currently expected to close in the first part of November.

In addition, on October 6, 2011, the District Court of Bexar County, Texas, held a hearing on KCI’s motions to dismiss the petitions that were pending in shareholder litigation relating to the proposed merger. At the conclusion of the hearing, the court dismissed all of the claims asserted by the shareholder plaintiffs, without prejudice.

A special meeting of shareholders of KCI to consider and vote upon, among other things, the proposal to adopt the merger agreement and approve the merger will be held on Friday, October 28, 2011 at the Westin Riverwalk Hotel, 420 W. Market St., San Antonio, Texas 78205, at 9 a.m. CDST.  Shareholders of record as of the close of business on September 23, 2011 will be entitled to vote at the special meeting.

The Board of Directors of KCI has approved the merger agreement and recommends that all KCI shareholders vote “FOR” the proposal to adopt the merger agreement. All shareholders are encouraged to read the definitive proxy materials in their entirety as they provide, among other things, a detailed discussion of the process that led to the proposed merger and the reasons behind the KCI board’s recommendation. KCI shareholders who have questions about the merger or need assistance in submitting their proxy or voting their shares should contact KCI’s proxy solicitor, MacKenzie Partners, Inc., at (212) 929-5500 (call collect) or toll free at (800) 322-2885.

* Permission to use ISS quotation was neither sought nor obtained.

About Apax Partners
Apax Partners is one of the world’s leading private equity investment groups. It operates across the United States, Europe and Asia and has more than 30 years of investing experience. Funds under the advice of Apax Partners total over $40 billion around the world. These Funds provide long-term equity financing to build and strengthen world-class companies. Apax Partners Funds invest in companies across its global sectors of Tech & Telecom, Retail & Consumer, Media, Healthcare and Financial & Business Services. For more information about Apax Partners, please visit www.apax.com.

About Canada Pension Plan Investment Board
Canada Pension Plan Investment Board (CPPIB) is a professional investment management organization that invests the funds not needed by the Canada Pension Plan to pay current benefits on behalf of 17 million Canadian contributors and beneficiaries. In order to build a diversified portfolio of CPP assets, CPPIB invests in public equities, private equities, real estate, inflation-linked bonds, infrastructure and fixed income instruments. Headquartered in Toronto, with offices in London and Hong Kong, CPPIB is governed and managed independently of the Canada Pension Plan and at arm’s length from governments. At March 31, 2011, the CPP Fund totaled $148.2 billion. For more information about CPPIB, please visit www.cppib.ca.

About PSP Investments
The Public Sector Pension Investment Board is a Canadian Crown corporation established to manage investments for the pension funds of the Public Service, the Canadian Forces, the Royal Canadian Mounted Police and the Reserve Force. PSP Investments’ mandate is to manage funds entrusted to it in the best interests of the contributors and beneficiaries of the pension plans and to maximize investment returns without undue risk of loss having regard to the funding, policies and requirements of the plans and their ability to meet their financial obligations. For more information about PSP Investments, visit www.investpsp.ca.

Additional Information about the Merger and Where to Find It
This press release may be deemed to be solicitation material in respect of the proposed acquisition of Kinetic Concepts, Inc. (“KCI”) by investment funds advised by Apax Partners, together with controlled affiliates of Canada Pension Plan Investment Board and the Public Sector Pension Investment Board. KCI filed a definitive proxy statement with the SEC on September 26, 2011 related to the merger (the “Merger”) and the other transactions contemplated by the Agreement and Plan of Merger, dated as of July 12, 2011, by and among KCI, Chiron Holdings, Inc. and Chiron Merger Sub, Inc. INVESTORS AND SECURITY HOLDERS OF KCI ARE ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS CONTAIN AND WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION. The definitive proxy statement was mailed to shareholders of KCI beginning on September 27, 2011. Investors and security holders may obtain a free copy of the proxy statement, and other documents filed by KCI with the SEC, at the SEC’s web site at http://www.sec.gov. Free copies of the proxy statement and KCI’s other filings with the SEC may also be obtained from KCI by directing a request to Kinetic Concepts, Inc., Attention: Investor Relations, 8023 Vantage Drive, San Antonio, TX 78230, or by calling 210-255-6157.

KCI and its directors, executive officers and other members of its management and employees may be deemed to be soliciting proxies from KCI’s shareholders in favor of the proposed Merger. Information regarding KCI’s directors and executive officers is available in its 2010 Annual Report on Form 10-K filed with the SEC on March 1, 2011, and definitive proxy statement relating to its 2011 Annual Meeting of Shareholders filed with the SEC on April 15, 2011. Shareholders may obtain additional information regarding the interests of KCI and its directors and executive officers in the proposed Merger, which may be different than those of KCI’s shareholders generally, by reading the proxy statement and other relevant documents filed with the SEC when they become available.

Forward Looking Statements
This communication contains forward-looking statements, which may be identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “should,” “seeks,” “future,” “continue,” or the negative of such terms, or other comparable terminology. Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors that could cause actual results to differ materially include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (2) the outcome of any legal proceedings that may be instituted against KCI and others following announcement of the Merger Agreement; (3) the inability to complete the Merger due to the failure to satisfy the conditions to the Merger, including obtaining the approval of at least two-thirds of KCI’s shareholders; (4) risks that the proposed transaction disrupts current plans and operations and potential difficulties in employee retention as a result of the Merger; (5) the ability to recognize the benefits of the Merger; (6) legislative, regulatory and economic developments; and (7) other factors described in KCI’s filings with the SEC. Many of the factors that will determine the outcome of the subject matter of this filing are beyond KCI’s and the Apax consortium’s ability to control or predict. KCI can give no assurance that the conditions to the Merger will be satisfied. Except as required by law, KCI undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. KCI is not responsible for updating the information contained in this filing beyond the published date, or for changes made to this filing by wire services or Internet service providers.

For more information, contact:
Media: Kevin Belgrade Mobile: 210-216-1236 Email: kevin.belgrade@kci1.com
Investors:
Todd Wyatt
Office: 210-255-6157
Mobile: 210-347-3540
Email: todd.wyatt@kci1.com

MacKenzie Partners
Amy Bilbija
Office: 650-798-5206
Email: abilbija@mackenziepartners.com

Dan Sullivan
Office: 212-929-5500
Email: dsullivan@mackenziepartners.com